Exhibit 99.1

CohBar Reports Third Quarter 2022

Financial Results and Highlights Recent Corporate Progress

Conference call and webcast today at 5:00 p.m. ET, November 8, 2022

MENLO PARK, Calif., November 8, 2022 – CohBar, Inc. (NASDAQ: CWBR), a clinical stage biotechnology company leveraging the power of the mitochondria and the peptides encoded in its genome to develop potential breakthrough therapeutics targeting chronic and age-related diseases, today reported its financial results for the third quarter ended September 30, 2022 and highlighted recent corporate progress.

“I’m pleased with the team’s performance during the third quarter of 2022 in advancing our top priorities, including improving the formulation of CB5138-3, our product candidate for IPF,” stated Dr. Joseph Sarret, Chief Executive Officer. “We continue to operate the company in a prudent financial manner, and we completed a reverse stock split, which was a necessary step to regain compliance with Nasdaq and enable potential access to institutional capital. Looking ahead, we are prioritizing activities that will support the planned clinical development of our IPF program and we look forward to communicating additional progress in the near future.”

Recent Updates and Third Quarter 2022 Highlights

●	Formulation Work for CB5138-3 Ongoing: The company continues to advance CB5138-3, its lead program for IPF, through IND-enabling studies and formulation activities. In the second half of 2023, CohBar plans to submit an Investigational New Drug Application (IND) for CB5138-3 to the U.S. Food and Drug Administration pending a suitable formulation.

●	Strengthened Board with Appointment of Effie Tozzo, Ph.D: CohBar announced the appointment of Dr. Effie Tozzo as an independent director to the company’s board of directors. Dr. Tozzo brings 26 years of research and development expertise at both established pharmaceutical and innovative biotechnology companies, including extensive experience in mitochondria research.

●	Executed Reverse Stock Split: CohBar implemented a 1-for-30 reverse stock split effective on September 23, 2022. The company utilized this corporate action to regain compliance with Nasdaq’s $1.00 minimum bid price requirement. The company has since received a letter from Nasdaq confirming that it has achieved compliance with the listing requirements.

Third Quarter 2022 Financial Highlights

●	Cash, Cash Equivalents and Investments: The company had cash, cash equivalents and investments of $18.3 million as of September 30, 2022, compared to $26.2 million as of December 31, 2021. The cash burn for the quarter ended September 30, 2022 was approximately $1.9 million.

●	R&D Expenses: Research and development expenses were $1.0 million for the three months ended September 30, 2022, compared to $1.6 million in the prior year quarter. The decrease in research and development expenses was primarily due to lower program costs due to the timing of those expenses.

●	G&A Expenses: General and administrative expenses were $1.4 million for the three months ended September 30, 2022, compared to $1.8 million in the prior year quarter. The decrease in general and administrative expenses was due to lower stock-based compensation costs.

●	Net Loss: For the three months ended September 30, 2022, net loss, which included $0.4 million of non-cash expenses, was $2.4 million, or $0.82 per basic and diluted share on a post-split basis. For the three months ended September 30, 2021, net loss, which included $0.7 million of non-cash expenses, was $3.4 million, or $1.61 per basic and diluted share on a post-split basis.

Details for the Conference Call:

Date: November 8, 2022

Time: 5:00 p.m. ET (2:00 p.m. PT)

Conference Audio

-	Dial-in U.S. and Canada: (855) 560-2576
-	Dial-in International: (412) 317-5242
-	Conference ID No.: 10171343

Webcast

-	A simultaneous webcast of the call will be accessible via the Investors section of the CohBar website at www.cohbar.com.

For individuals participating in the Investor Call or webcast, please call or login to the conference audio approximately 10 minutes prior to its start.

An audio replay of the call will be available beginning at 8:00 p.m. Eastern Time on November 8, 2022, through 11:59 p.m. Eastern Time on November 29, 2022. To access the recording please dial (844) 512-2921 in the U.S. and Canada, or (412) 317-6671 internationally, and reference Conference ID# 10171343. The audio recording will also be available at www.cohbar.com during the same period.

About CohBar

CohBar (NASDAQ: CWBR) is a clinical-stage biotechnology company leveraging the power of the mitochondria and the peptides encoded in its genome to develop potential breakthrough therapeutics targeting chronic and age-related diseases with limited to no treatment options. CohBar has assembled a leading position in exploring the mitochondrial genome and its utility for the development of novel therapeutics, including world-renowned expertise in mitochondrial biology, a broad intellectual property estate, key opinion leaders and disciplined drug discovery and development processes. CohBar is utilizing its Mito+ platform to identify and develop modified versions of natural peptides called analogs to treat a variety of serious conditions, with a focus on diseases involving inflammation and fibrosis. CohBar is planning to file an IND for its second clinical candidate CB5138-3 in the second half of 2023, with an initial indication of idiopathic pulmonary fibrosis. The company has previously demonstrated clinical proof of concept for its approach with the positive topline data from its CB4211 product candidate being developed for NASH and obesity.

For additional company information, please visit www.cohbar.com and engage with us on LinkedIn.

Forward-Looking Statements

This news release contains forward-looking statements that are not historical facts within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions. Examples of such forward-looking statements include but are not limited to statements regarding ongoing and planned research and development activities, including planned clinical trials, regulatory status and strategies and the timing of announcements and updates relating to our regulatory filings and clinical trials; the ability to remain listed on the Nasdaq Capital Market; expectations regarding the growth of therapies developed from modified mitochondrial peptides as a significant future class of drug products; and statements regarding anticipated therapeutic properties and potential of our mitochondrial peptide analogs and other potential therapies. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include: our ability to successfully advance drug discovery and development programs, including the delay or termination of ongoing clinical trials and the timing of announcements and updates relating to our clinical trials and related data; our possible inability to mitigate the prevalence and/or persistence of the injection site reactions, or the possibility of other developments affecting the viability of CB4211 or CB5138-3 as a clinical candidate or its commercial potential; results that are different from earlier data results including less favorable results that may not support further clinical development; our ability to raise additional capital when necessary to continue our operations; our ability to recruit and retain key management and scientific personnel; the risk that our intellectual property may not be adequately protected; our ability to establish and maintain partnerships with corporate and industry partners; and risks related to the impact on our business of the COVID-19 pandemic or similar public health crises. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com.

You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws. Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities.

Contacts:

Jordyn Tarazi
Director of Investor Relations
CohBar, Inc.
(650) 445-4441
Jordyn.tarazi@cohbar.com

CohBar, Inc.

Condensed Balance Sheets

	As of
	September 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,211,379	$4,992,145
Investments	14,128,120	21,253,866
Vendor receivable	-	173,499
Prepaid expenses and other current assets	683,359	527,380
Total current assets	19,022,858	26,946,890
Property and equipment, net	174,773	260,612
Intangible assets, net	18,389	19,309
Other assets	76,596	69,620
Total assets	$19,292,616	$27,296,431

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$257,317	$371,993
Accrued liabilities	92,487	196,020
Accrued payroll and other compensation	196,695	754,314
Note payable, net of debt discount and offering costs of $0 and $8,723 as of September 30, 2022 and
December 31, 2021, respectively	-	3,66,277
Total liabilities	546,499	1,688,604

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares;
No shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	-	-
Common stock, $0.001 par value, Authorized 12,000,000 shares;
Issued and outstanding 2,906,926 shares as of September 30, 2022 and 2,877,985 as of December 31, 2021	2,907	2,878
Additional paid-in capital	111,855,921	110,339,011
Accumulated deficit	(93,112,711)	(84,734,062)
Total stockholders’ equity	18,746,117	25,607,827
Total liabilities and stockholders’ equity	$19,292,616	$27,296,431

CohBar, Inc.

Condensed Statements of Operations

(unaudited)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2022	2021	2022	2021

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	1,037,111	1,634,063	3,730,319	6,906,510
General and administrative	1,433,699	1,777,000	4,735,402	5,720,043
Total operating expenses	2,470,810	3,411,063	8,465,721	12,626,553
Operating loss	(2,470,810)	(3,411,063)	(8,465,721)	(12,626,553)

Other income (expense):
Interest income	78,902	1,226	97,274	4,366
Interest expense	-	(7,562)	(1,479)	(32,547)
Amortization of debt discount and offering costs	-	(4,359)	(8,723)	(28,733)
Total other income (expense)	78,902	(10,695)	87,072	(56,914)
Net loss	$(2,391,908)	$(3,421,758)	$(8,378,649)	$(12,683,467)
Basic and diluted net loss per share	$(0.82)	$(1.61)	$(2.90)	$(6.09)
Weighted average common shares outstanding - basic and diluted	2,903,403	2,129,686	2,890,723	2,081,318

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